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                                                      EXHIBIT 99.2


                                   Contacts:      Morgen-Walke Associates
                                                  Betsy Brod/Alex Gleeson
                                                  (212) 850-5600


     FOR IMMEDIATE RELEASE
     ---------------------

              FOXMEYER HEALTH CORPORATION COMPLETES THE SALE OF ITS
                        INTEREST IN FOXMEYER CANADA INC.


               DALLAS, TX - October 7, 1996 -- FoxMeyer Health Corporation (NYSE:FOX) today announced that the Company has completed the previously announced sale of its interest in FoxMeyer Canada Inc. to Gordon Capital Corporation and Marleau, Lemire Securities Inc., as underwriters. Under the terms of the sale, FoxMeyer Health issued to the underwriters 14.25 million special warrants with a purchase price of C$4.85 per warrant, each of which is convertible into one share of common stock of FoxMeyer Canada Inc. currently owned by or subject to an option held by FoxMeyer Health Corporation. FoxMeyer Canada will receive C$14.4 million (US $10.5 million) from the exercise of options held by FoxMeyer Health Corporation, which will be paid from the proceeds of the sale to the underwriters.

               The $50.4 million proceeds from the sale have been deposited into escrow, pending the entry of a stipulation and agreed order of the United States Bankruptcy Court presiding over the Chapter 11 proceedings of FoxMeyer Health's wholly-owned subsidiary, FoxMeyer Drug Company. The order, which has been approved by the creditors' committee in the Chapter 11 proceedings, once entered by the court which is expected to occur on October 15, 1996, will provide for the immediate distribution of at least $4 million of the proceeds from the sale to FoxMeyer Health. The proceeds total approximately $36.7 million after the payment of the $10.5 million option exercise price and expenses of the sale. Of the $36.7 million total, $4 million will be paid to FoxMeyer Health, $25.2 million will be held in escrow for a 90-day standstill period and then may be released after a forty-five
     day notice period.   The remaining $7.5 million will be subject to a
     hold-back in favor of the special warrant purchasers. The $7.5 million hold-back will be released if a prospectus of FoxMeyer Canada, to be filed in connection with the sale of the special warrants, is receipted by the applicable Canadian regulatory authorities no later than January 30, 1997.

               Separately, since the announcement of its proposed sale of its US HealthData Interchange, Inc. subsidiary to FoxMeyer Canada, FoxMeyer Health has received several inquiries from other possible buyers and is in discussions with all parties regarding the sale.

               FoxMeyer Health Corporation is a leading provider of health care products and information-based services in North America.



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